Intrepid Announces Second Quarter 2022 Results

Denver, August 4, 2022 - Intrepid Potash, Inc. ("Intrepid", the "Company", "we", "us", "our") (NYSE:IPI) today reported its results for the second quarter of 2022.

Key Highlights for Second Quarter 2022

•Total sales of $91.7 million, an increase of $23.8 million compared to $67.9 million in the second quarter of 2021, as potash and Trio® net realized sales prices(1) increased to $738 and $493 per ton, respectively.
•Net income of $23.7 million (or $1.74 per diluted share), a $4.2 million improvement compared to the second quarter of 2021; adjusted net income(1) totaled $24.8 million, which compares to $7.4 million in the second quarter of 2021.
•Gross margin of $41.8 million, a $27.6 million improvement over the prior year.
•Cash flow from operations of $49.1 million, a $16.8 million improvement over the prior year.
•Adjusted EBITDA(1) of $41.5 million, which was a $24.6 million improvement over the prior year.
•As of July 31, 2022, Intrepid had approximately $85 million in cash and cash equivalents and $74 million available under its revolving credit facility, for total liquidity of approximately $159 million.
•Incurred capital expenditures of $16.0 million in the second quarter of 2022 and expect full year 2022 capital investment to be in the range of $65 million to $75 million.
•Continued progress on production improvement projects designed to capitalize on the strong commodity environment and improve our production cost per ton:
◦Replacing the injection pipeline at HB with an improved system designed to maintain higher flow rates and increase brine storage underground - expected in-service 1H 2023
◦Preparing to drill an additional potash cavern in Moab which is expected to increase production tons through higher overall extraction brine grade - expected in-service Q4 2022
◦Upgrading brackish and deep-brine wells in Wendover to increase brine availability and better manage variability in weather and evaporation rates - expected in-service Q4 2022
•Initial development planning of a frac sand opportunity on our strategically located South ranch with the potential to produce over 600k tons per year of frac sand for sale into the Delaware Basin, starting in 2023.

Consolidated Results, Outlook, & Management Commentary

Intrepid generated second quarter 2022 sales of $91.7 million, which compares to second quarter 2021 sales of $67.9 million. Consolidated gross margin in second quarter of 2022 totaled $41.8 million, while adjusted net income in second quarter 2022 totaled $24.8 million, or $1.82 per diluted share, which compares to second quarter 2021 adjusted net income of $7.4 million, or $0.55 per diluted share. Net income for first half 2022 was $55.1 million compared to first half 2021 net income of $22.0 million. The Company delivered adjusted EBITDA of $41.5 million in the second quarter, bringing first half 2022 adjusted EBITDA to $91.6 million. The strong profitability continues to be primarily driven by high prices for potash and Trio®, which averaged $738 per ton and $493 per ton, respectively, in the second quarter.

Bob Jornayvaz, Intrepid's Executive Chairman and CEO commented: "Intrepid's financial performance in the second quarter and first half of 2022 has ranked among the best in nearly ten years. In the first half of the year, Intrepid generated adjusted EBITDA of $91.6 million on total sales of $196.1 million, for adjusted EBITDA margins of 47%. First half 2022 cash flow from operations totaled $83.2 million and we ended July with $85 million of cash and cash equivalents for total liquidity of $159 million.

Underpinned by strong cash flow generation, for 2022, we have budgeted for approximately $65 million to $75 million of capital spending, with a roughly 50-50 split between maintenance and growth. In terms of growth projects, over the past couple quarters, we've highlighted several initiatives at our Utah and New Mexico facilities to help increase production and improve unit economics, and today we're excited to announce a new sand project at our South ranch. We've already made progress on permitting and leasing, and are beginning equipment purchases. This project is still in its early phases but we estimate the sand resource has over ten years of potential, and is also strategically located in the heart of oil and gas activity in the Permian basin.

Looking ahead, the outlook for both the industry and Intrepid remains strong. The global fertilizer supply challenges - particularly for potash - remains unabated. Even with the announced potash supply additions, we believe the lack of supply versus historical levels of demand will result in potash prices remaining elevated. Moreover, despite recent pullback from multi-year highs, forward crop prices still point to historically strong US farmer economics. After nearly 18 months of strong demand in the potash market, we expect buyers will approach second half with significantly more restraint given inventory carryover following a compressed spring and heightened concerns over the increased credit and inventory exposure they face at current price levels. Despite the minor headwinds and a slower start to the third quarter than prior years, we expect agricultural demand will pick up as harvest progresses and we are ready to meet our customer's needs in today's dynamic market."

Segment Highlights

Potash

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(in thousands, except per ton data)
Sales	$48,827	$37,693	$105,269	$81,270
Gross margin	$24,925	$10,131	$53,990	$18,803

Potash sales volumes (in tons)	56	92	126	208
Potash production volumes (in tons)	25	51	128	164

Average potash net realized sales price per ton(1)	$738	$319	$713	$300

Potash segment sales in the second quarter of 2022 increased 30% to $48.8 million when compared to the same period in 2021. The higher revenue was primarily driven by a 131% increase in our average net realized sales price per ton to $738, despite potash sales volumes decreasing 39% year-over-year to 56k tons in the quarter. We sold fewer tons of potash in the second quarter of 2022 compared to the second quarter of 2021, as we had less potash available to sell. Below average evaporation rates across our facilities in 2021 led to decreased potash production during the second half of 2021 and the first half of 2022. Customers were also reluctant to replenish potash inventory during the back half of the second quarter of 2022, choosing instead to wait for summer programs with the expectation of those being announced during the third quarter of 2022. During the second quarter of 2021, a summer program was announced in May 2021 which incentivized customers to take delivery beginning in the back half of second quarter of 2021.

In the second quarter of 2022, potash production totaled 25k tons, a 51% decrease from the prior year period. Segment gross margin totaled $24.9 million, which was $14.8 million higher than the $10.1 million generated in the second quarter of 2021. In the first half of 2022, potash production totaled 128k tons, which compares to 164k tons in the prior year period, while potash gross margin totaled $54.0 million, a $35.2 million increase from the first half of 2021.

Trio®

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(in thousands, except per ton data)
Sales	$35,467	$26,924	$76,519	$50,619
Gross margin	$13,052	$3,162	$29,191	$3,093

Trio® sales volume (in tons)	59	75	131	145
Trio® production volume (in tons)	58	63	123	119

Average Trio® net realized sales price per ton(1)	$493	$271	$476	$251

Trio® segment sales of $35.5 million for the second quarter of 2022 were $8.5 million higher compared to the prior year, which was driven by a higher average net realized sales price per ton of $493 in the quarter, which was 82% higher than the prior year period. The higher sales price helped offset lower Trio® sales volumes, which totaled 59k tons, which compares to 75k tons in the prior year period. Our Trio® product is primarily applied during the spring application season, and similar to potash customers, Trio® customers were reluctant to hold much inventory exiting the spring season. Gross margin of $13.1 million was $9.9 million higher than the second quarter of 2021. Trio® production in the second quarter of 2022 totaled 58k tons, a modest decrease from the 63k tons produced in the second quarter of 2021.

In the first half of 2022, Trio® segment sales totaled $76.5 million, an increase of $25.9 million compared to the prior year period. The higher sales were primarily driven by a first half average net realized sales price of $476 per ton, which was 90% higher than the first half of 2021 average net realized sales price of $251 per ton, which helped offset a 10% decrease in sales volumes. Gross margin totaled $29.2 million, which was a $26.1 million improvement from the prior year period. Trio® production in the first half of 2022 totaled 123k tons, which compares to 119k tons in the first half of 2021.

Oilfield Solutions

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(in thousands)
Sales	$7,512	$3,331	$14,512	$7,584
Gross margin	$3,834	$906	$5,806	$1,411

In the second quarter of 2022, our oilfield solutions segment sales totaled $7.5 million, an increase of $4.2 million compared to the same period in 2021. The increase was driven by a $1.9 million increase in water sales, a $1.4 million increase in surface use/rights-of-way/easement revenues, a $0.4 million increase in brine water sales, a $0.3 million increase in caliche sales, and a $0.2 million increase in produced water royalties.

In the first half of 2022, our oilfield solutions segment sales totaled $14.5 million, an increase of $6.9 million compared to the same period in 2021. The increase was driven by a $2.8 million increase in water sales, a $2.3 million increase in surface use/rights-of-way/easement revenues, a $1.0 million increase in brine water sales, a $0.5 million increase in produced water royalty revenues, and a $0.4 million increase in caliche sales.

The second quarter and first half 2022 increase in our oilfield solutions product sales was primarily driven by a higher level of oil and gas activity in the Permian basin. In the first half of 2022 in the Permian, the average active rig count was 321 rigs and ended the second quarter at 349 rigs, which compares to an average of 216 rigs in the first half of 2021 and 236 rigs at the end of the second quarter of 2021.

Liquidity
During the second quarter of 2022, cash provided by operations was approximately $49.1 million, while cash used in investing activities was approximately $26.0 million. As of July 31, 2022, we had approximately $85 million in cash and cash equivalents, no outstanding borrowings, and $74 million available to borrow under our revolving credit facility, for total liquidity of $159 million.

Notes
1 Adjusted net income, adjusted net income per diluted share, adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) and average net realized sales price per ton are non-GAAP financial measures. See the non-GAAP reconciliations set forth later in this press release for additional information.
Unless expressly stated otherwise or the context otherwise requires, references to tons in this press release refer to short tons. One short ton equals 2,000 pounds. One metric tonne, which many international competitors use, equals 1,000 kilograms or 2,204.62 pounds.

Conference Call Information
Intrepid will host a conference call on Friday, August 5, 2022, at 12:00 p.m. Eastern Time to discuss the results and other operating and financial matters and answer investor questions.

Management invites you to listen to the conference call by using the toll-free dial-in number 1 (888) 210-4149 or toll-in dial-in 1 (646) 960-0145; please use conference ID 9158079. The call will also be streamed on the Intrepid website, intrepidpotash.com. A recording of the conference call will be available approximately two hours after the completion of the call by dialing 1 (800) 770-2030 for toll-free, 1 (647) 362-9199 for toll-in, or at intrepidpotash.com. The replay of the call will require the input of the conference identification number 9158079. The recording will be available through August 12, 2022.

About Intrepid

Intrepid is a diversified mineral company that delivers potassium, magnesium, sulfur, salt, and water products essential for customer success in agriculture, animal feed, and the oil and gas industry. Intrepid is the only U.S. producer of muriate of potash, which is applied as an essential nutrient for healthy crop development, utilized in several industrial applications, and used as an ingredient in animal feed. In addition, Intrepid produces a specialty fertilizer, Trio®, which delivers three key nutrients, potassium, magnesium, and sulfate, in a single particle. Intrepid also provides water, magnesium chloride, brine, and various oilfield products and services. Intrepid serves diverse customers in markets where a logistical advantage exists and is a leader in the use of solar evaporation for potash production, resulting in lower cost and more environmentally friendly production. Intrepid's mineral production comes from three solar solution potash facilities and one conventional underground Trio® mine.

Intrepid routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Relations tab. Investors and other interested parties are encouraged to enroll at intrepidpotash.com, to receive automatic email alerts for new postings.

Forward-looking Statements

This document contains forward-looking statements - that is, statements about future, not past, events. The forward-looking statements in this document relate to, among other things, statements about Intrepid's future financial performance, cash flow from operations expectations, water sales, production costs, acquisition expectations and operating plans, its market outlook, and the impact of the COVID-19 pandemic on the Company. These statements are based on assumptions that Intrepid believes are reasonable. Forward-looking statements by their nature address matters that are uncertain. The particular uncertainties that could cause Intrepid's actual results to be materially different from its forward-looking statements include the following:

•changes in the price, demand, or supply of our products and services;
•challenges and legal proceedings related to our water rights;
•our ability to successfully identify and implement any opportunities to grow our business whether through expanded sales of water, Trio®, byproducts, and other non-potassium related products or other revenue diversification activities;
•the costs of, and our ability to successfully execute, any strategic projects;
•declines or changes in agricultural production or fertilizer application rates;
•declines in the use of potassium-related products or water by oil and gas companies in their drilling operations;
•our ability to prevail in outstanding legal proceedings against us;
•our ability to comply with the terms of our revolving credit facility, including the underlying covenants, to avoid a default under that agreement;
•further write-downs of the carrying value of assets, including inventories;

•circumstances that disrupt or limit production, including operational difficulties or variances, geological or geotechnical variances, equipment failures, environmental hazards, and other unexpected events or problems;
•changes in reserve estimates;
•currency fluctuations;
•adverse changes in economic conditions or credit markets;
•the impact of governmental regulations, including environmental and mining regulations, the enforcement of those regulations, and governmental policy changes;
•adverse weather events, including events affecting precipitation and evaporation rates at our solar solution mines;
•increased labor costs or difficulties in hiring and retaining qualified employees and contractors, including workers with mining, mineral processing, or construction expertise;
•changes in the prices of raw materials, including chemicals, natural gas, and power;
•our ability to obtain and maintain any necessary governmental permits or leases relating to current or future operations;
•interruptions in rail or truck transportation services, or fluctuations in the costs of these services;
•our inability to fund necessary capital investments;
•the impact of the COVID-19 pandemic on our business, operations, liquidity, financial condition and results of operations; and
•the other risks, uncertainties, and assumptions described in Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2021, as amended, as updated by our subsequent Quarterly Reports on Form 10-Q.

In addition, new risks emerge from time to time. It is not possible for Intrepid to predict all risks that may cause actual results to differ materially from those contained in any forward-looking statements Intrepid may make. All information in this document speaks as of the date of this release. New information or events after that date may cause our forward-looking statements in this document to change. We undertake no obligation to update or revise publicly any forward-looking statements to conform the statements to actual results or to reflect new information or future events.

Contact:
Evan Mapes, CFA, Investor Relations Manager
Phone: 303-996-3042
Email: evan.mapes@intrepidpotash.com

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2022 AND 2021
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Sales	$91,740	$67,888	$196,139	$139,351
Less:
Freight costs	9,227	10,115	19,464	22,193
Warehousing and handling costs	2,204	2,378	4,680	5,010
Cost of goods sold	38,498	41,196	83,008	88,841
Gross Margin	41,811	14,199	88,987	23,307

Selling and administrative	7,218	6,612	14,007	12,403
Accretion of asset retirement obligation	490	441	980	882
Loss (gain) on sale of assets	1,066	(2,567)	1,166	(2,565)
Other operating expense (income)	1,242	(583)	975	(577)
Operating Income	31,795	10,296	71,859	13,164

Other Income (Expense)
Interest expense, net	(24)	(918)	(57)	(1,344)
Interest income	15	—	17	—
Other income	11	8	539	17
Gain on extinguishment of debt	—	10,113	—	10,113
Income Before Income Taxes	31,797	19,499	72,358	21,950

Income Tax Expense	(8,089)	—	(17,228)	—
Net Income	$23,708	$19,499	$55,130	$21,950

Weighted Average Shares Outstanding:
Basic	13,246	13,089	13,203	13,071
Diluted	13,620	13,338	13,690	13,335
Earnings Per Share:
Basic	$1.79	$1.49	$4.18	$1.68
Diluted	$1.74	$1.46	$4.03	$1.65

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
AS OF JUNE 30, 2022 AND DECEMBER 31, 2021
(In thousands, except share and per share amounts)

	June 30,	December 31,
	2022	2021
ASSETS
Cash and cash equivalents	$81,927	$36,452
Short-term investments	5,980	—
Accounts receivable:
Trade, net	32,639	35,409
Other receivables, net	1,635	989
Refundable income taxes	21	—
Inventory, net	82,644	78,856
Prepaid expenses and other current assets	4,379	5,144
Total current assets	209,225	156,850

Property, plant, equipment, and mineral properties, net	347,834	341,117
Water rights	19,184	19,184
Long-term parts inventory, net	26,622	29,251
Other assets, net	16,025	11,418
Non-current deferred tax asset, net	192,134	209,075
Total Assets	$811,024	$766,895

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$9,869	$9,068
Income taxes payable	—	41
Accrued liabilities	12,775	22,938
Accrued employee compensation and benefits	6,038	6,805
Other current liabilities	34,330	34,571
Total current liabilities	63,012	73,423

Asset retirement obligation	28,004	27,024
Operating lease liabilities	1,859	1,879
Other non-current liabilities	1,310	1,166
Total Liabilities	94,185	103,492

Commitments and Contingencies
Common stock, $0.001 par value; 40,000,000 shares authorized;
13,265,813 and 13,149,315 shares outstanding
at June 30, 2022, and December 31, 2021, respectively	13	13
Additional paid-in capital	657,453	659,147
Retained earnings	59,373	4,243
Total Stockholders' Equity	716,839	663,403
Total Liabilities and Stockholders' Equity	$811,024	$766,895

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2022 AND 2021
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Cash Flows from Operating Activities:
Net income	$23,708	$19,499	$55,130	$21,950
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	8,025	8,598	16,923	18,079
Accretion of asset retirement obligation	490	441	980	882
Amortization of deferred financing costs	60	126	120	194
Amortization of intangible assets	81	81	161	161
Stock-based compensation	1,391	765	2,558	1,655
Loss (gain) on disposal of assets	1,066	(2,567)	1,166	(2,565)
Allowance for parts inventory obsolescence	1,600	—	1,600	—
Gain on extinguishment of debt	—	(10,113)	—	(10,113)
Changes in operating assets and liabilities:
Trade accounts receivable, net	18,969	13,868	2,770	(235)
Other receivables, net	(262)	(173)	(646)	(893)
Inventory, net	(3,606)	4,474	(2,759)	13,767
Prepaid expenses and other current assets	749	137	673	495
Deferred tax assets, net	7,941	—	16,941	—
Accounts payable, accrued liabilities, and accrued employee compensation and benefits	(10,550)	(1,955)	(11,412)	6,023
Operating lease liabilities	(438)	(536)	(1,233)	(1,061)
Other liabilities	(105)	(318)	257	3,097
Net cash provided by operating activities	49,119	32,327	83,229	51,436

Cash Flows from Investing Activities:
Additions to property, plant, equipment, mineral properties and other assets	(15,979)	(4,266)	(22,774)	(6,626)
Purchase of investments	(9,996)	—	(10,899)	—
Proceeds from sale of assets	22	5,995	46	6,042
Net cash (used in) provided by investing activities	(25,953)	1,729	(33,627)	(584)

Cash Flows from Financing Activities:
Debt prepayment costs	—	(503)	—	(505)
Repayments of long-term debt	—	(14,978)	—	(15,000)
Payments of financing lease	—	(1,151)	—	(1,258)
Employee tax withholding paid for restricted stock upon vesting	(1,548)	(176)	(4,362)	(380)
Proceeds from exercise of stock options	20	8	110	51
Net cash used in financing activities	(1,528)	(16,800)	(4,252)	(17,092)

Net Change in Cash, Cash Equivalents and Restricted Cash	21,638	17,256	45,350	33,760
Cash, Cash Equivalents and Restricted Cash, beginning of period	60,858	36,688	37,146	20,184
Cash, Cash Equivalents and Restricted Cash, end of period	$82,496	$53,944	$82,496	$53,944

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2022 AND 2021
(In thousands, except per share amounts)

To supplement Intrepid's consolidated financial statements, which are prepared and presented in accordance with GAAP, Intrepid uses several non-GAAP financial measures to monitor and evaluate its performance. These non-GAAP financial measures include adjusted net income, adjusted net income per diluted share, adjusted EBITDA, and average net realized sales price per ton. These non-GAAP financial measures should not be considered in isolation, or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, because the presentation of these non-GAAP financial measures varies among companies, these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

Intrepid believes these non-GAAP financial measures provide useful information to investors for analysis of its business. Intrepid uses these non-GAAP financial measures as one of its tools in comparing period-over-period performance on a consistent basis and when planning, forecasting, and analyzing future periods. Intrepid believes these non-GAAP financial measures are used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions.

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2022 AND 2021
(In thousands, except per share amounts)

Adjusted Net Income and Adjusted Net Income Per Diluted Share

Adjusted net income and adjusted net income per diluted share are calculated as net income or income per diluted share adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. Intrepid considers these non-GAAP financial measures to be useful because they allow for period-to-period comparisons of its operating results excluding items that Intrepid believes are not indicative of its fundamental ongoing operations.

Reconciliation of Net Income to Adjusted Net Income:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(in thousands)
Net Income	$23,708	$19,499	$55,130	$21,950
Adjustments
Loss (gain) on sale of assets	1,066	(2,567)	1,166	(2,565)
Gain on extinguishment of debt	—	(10,113)	—	(10,113)
Write-off of deferred financing fees	—	60	—	60
Make-whole payment	—	503	—	505
Total adjustments	1,066	(12,117)	1,166	(12,113)
Adjusted Net Income	$24,774	$7,382	$56,296	$9,837

Reconciliation of Net Income per Share to Adjusted Net Income per Share:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net Income Per Diluted Share	$1.74	$1.46	$4.03	$1.65
Adjustments
Loss (gain) on sale of assets	0.08	(0.19)	0.09	(0.19)
Gain on extinguishment of debt	—	(0.76)	—	(0.76)
Write-off of deferred financing fees	—	—	—	—
Make-whole payment	—	0.04	—	0.04
Total adjustments	0.08	(0.91)	0.09	(0.91)
Adjusted Net Income Per Diluted Share	$1.82	$0.55	$4.12	$0.74

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2022 AND 2021
(In thousands, except per share amounts)

Adjusted EBITDA

Adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) is calculated as net income adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. Intrepid considers adjusted EBITDA to be useful, and believe it to be useful for investors, because the measure reflects Intrepid's operating performance before the effects of certain non-cash items and other items that Intrepid believes are not indicative of its core operations. Intrepid uses adjusted EBITDA to assess operating performance.

Reconciliation of Net Income to Adjusted EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(in thousands)
Net Income	$23,708	$19,499	$55,130	$21,950
Loss (gain) on sale of assets	1,066	(2,567)	1,166	(2,565)
Gain on extinguishment of debt	—	(10,113)	—	(10,113)
Interest expense	24	918	57	1,344
Income tax expense	8,089	—	17,228	—
Depreciation, depletion, and amortization	8,025	8,598	16,923	18,079
Amortization of intangible assets	81	81	161	161
Accretion of asset retirement obligation	490	441	980	882
Total adjustments	17,775	(2,642)	36,515	7,788
Adjusted EBITDA	$41,483	$16,857	$91,645	$29,738

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2022 AND 2021
(In thousands, except per share amounts)

Average Potash and Trio® Net Realized Sales Price per Ton

Average net realized sales price per ton for potash is calculated as potash segment sales less potash segment byproduct sales and potash freight costs and then dividing that difference by the number of tons of potash sold in the period. Likewise, average net realized sales price per ton for Trio® is calculated as Trio® segment sales less Trio® segment byproduct sales and Trio® freight costs and then dividing that difference by Trio® tons sold. Intrepid considers average net realized sales price per ton to be useful, and believe it to be useful for investors, because it shows Intrepid's potash and Trio® average per ton pricing without the effect of certain transportation and delivery costs. When Intrepid arranges transportation and delivery for a customer, it includes in revenue and in freight costs the costs associated with transportation and delivery. However, some of Intrepid's customers arrange for and pay their own transportation and delivery costs, in which case these costs are not included in Intrepid's revenue and freight costs. Intrepid uses average net realized sales price per ton as a key performance indicator to analyze potash and Trio® sales and price trends.

Reconciliation of Sales to Average Net Realized Sales Price per Ton:

	Three Months Ended June 30,
	2022		2021
(in thousands, except per ton amounts)	Potash	Trio®	Potash	Trio®
Total Segment Sales	$48,827	$35,467	$37,693	$26,924
Less: Segment byproduct sales	4,942	780	4,812	584
Freight costs	2,563	5,609	3,486	6,037
Subtotal	$41,322	$29,078	$29,395	$20,303

Divided by:
Tons sold	56	59	92	75
Average net realized sales price per ton	$738	$493	$319	$271

	Six Months Ended June 30,
	2022		2021
(in thousands, except per ton amounts)	Potash	Trio®	Potash	Trio®
Total Segment Sales	$105,269	$76,519	$81,270	$50,619
Less: Segment byproduct sales	9,762	2,216	10,595	1,764
Freight costs	5,687	11,919	8,295	12,477
Subtotal	$89,820	$62,384	$62,380	$36,378

Divided by:
Tons sold	126	131	208	145
Average net realized sales price per ton	$713	$476	$300	$251

INTREPID POTASH, INC.
DISAGGREGATION OF REVENUE AND SEGMENT DATA (UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2022 AND 2021
(In thousands)

	Three Months Ended June 30, 2022
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$43,885	$—	$—	$(66)	$43,819
Trio®	—	34,687	—	—	34,687
Water	363	724	3,692	—	4,779
Salt	2,658	56	—	—	2,714
Magnesium Chloride	1,199	—	—	—	1,199
Brine Water	722	—	648	—	1,370
Other	—	—	3,172	—	3,172
Total Revenue	$48,827	$35,467	$7,512	$(66)	$91,740

	Six Months Ended June 30, 2022
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$95,507	$—	$—	$(161)	$95,346
Trio®	—	74,303	—	—	74,303
Water	1,137	1,926	7,880	—	10,943
Salt	5,292	290	—	—	5,582
Magnesium Chloride	2,014	—	—	—	2,014
Brine Water	1,319	—	1,387	—	2,706
Other	—	—	5,245	—	5,245
Total Revenue	$105,269	$76,519	$14,512	$(161)	$196,139

INTREPID POTASH, INC.
DISAGGREGATION OF REVENUE AND SEGMENT DATA (UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2022 AND 2021
(In thousands)

	Three Months Ended June 30, 2021
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$32,881	$—	$—	$(60)	$32,821
Trio®	—	26,340	—	—	26,340
Water	520	514	1,783	—	2,817
Salt	2,008	70	—	—	2,078
Magnesium Chloride	1,880	—	—	—	1,880
Brine Water	404	—	229	—	633
Other	—	—	1,319	—	1,319
Total Revenue	$37,693	$26,924	$3,331	$(60)	$67,888

	Six Months Ended June 30, 2021
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$70,675	$—	$—	$(122)	$70,553
Trio®	—	48,855	—	—	48,855
Water	1,679	1,498	5,125	—	8,302
Salt	4,047	266	—	—	4,313
Magnesium Chloride	3,908	—	—	—	3,908
Brine Water	961	—	434	—	1,395
Other	—	—	2,025	—	2,025
Total Revenue	$81,270	$50,619	$7,584	$(122)	$139,351

INTREPID POTASH, INC.
DISAGGREGATION OF REVENUE AND SEGMENT DATA (UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2022 AND 2021
(In thousands)

Three Months Ended June 30, 2022	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales	$48,827	$35,467	$7,512	$(66)	$91,740
Less: Freight costs	3,682	5,611	—	(66)	9,227
Warehousing and handling costs	1,209	995	—	—	2,204
Cost of goods sold	19,011	15,809	3,678	—	38,498
Gross Margin	$24,925	$13,052	$3,834	$—	$41,811
Depreciation, depletion, and amortization incurred[1]	$6,085	$1,042	$803	$176	$8,106

Six Months Ended June 30, 2022	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales	$105,269	$76,519	$14,512	$(161)	$196,139
Less: Freight costs	7,705	11,920	—	(161)	19,464
Warehousing and handling costs	2,533	2,147	—	—	4,680
Cost of goods sold	41,041	33,261	8,706	—	83,008
Gross Margin	$53,990	$29,191	$5,806	$—	$88,987
Depreciation, depletion, and amortization incurred[1]	$13,033	$2,050	$1,590	$411	$17,084

Three Months Ended June 30, 2021	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales	$37,693	$26,924	$3,331	$(60)	$67,888
Less: Freight costs	4,138	6,037	—	(60)	10,115
Warehousing and handling costs	1,306	1,072	—	—	2,378
Cost of goods sold	22,118	16,653	2,425	—	41,196
Gross Margin	$10,131	$3,162	$906	$—	$14,199
Depreciation, depletion, and amortization incurred[1]	$6,460	$1,376	$700	$143	$8,679

Six Months Ended June 30, 2021	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales	$81,270	$50,619	$7,584	$(122)	$139,351
Less: Freight costs	9,838	12,477	—	(122)	22,193
Warehousing and handling costs	2,762	2,248	—	—	5,010
Cost of goods sold	49,867	32,801	6,173	—	88,841
Gross Margin	$18,803	$3,093	$1,411	$—	$23,307
Depreciation, depletion and amortization incurred[1]	$13,637	$2,883	$1,388	$332	$18,240
(1) Depreciation, depletion, and amortization incurred for potash and Trio® excludes depreciation, depletion, and amortization amounts absorbed in or relieved from inventory.